                                                                   Exhibit 11



                            OVID TECHNOLOGIES, INC.

                  COMPUTATION OF NET INCOME PER COMMON SHARE

                                 ------------


                                                  Three Months     Three Months
                                                      Ended           Ended
                                                 March 31, 1996   March 31, 1997
                                                 --------------   --------------
Net income                                           $233,000       $534,000
                                                    ---------      ---------
Shares used in calculation of net income
  per share of common stock:
      Weighted average shares of common stock
        outstanding                                 5,712,797      5,919,783

       Dilutive effect of stock options after the
         application of the treasury stock method   1,461,989      1,310,252
                                                    ---------      ---------
                                                    7,174,786      7,230.035
                                                    =========      =========

            Net income per share of common stock         $.03           $.07
                                                         ====           ====